Exhibit 10.15

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT (“Second Amendment”) is made this 1 day of December, 2009, by and between LIBERTY VENTURE I, LP, a Delaware limited partnership (“Landlord”), and DS DISTRIBUTION, INC., a Delaware corporation (“Tenant”).

BACKGROUND:

A. Landlord’s predecessor, The Northwestern Mutual Life Insurance Company, and Tenant entered into a Lease Agreement dated August 30, 1999 (the “Original Lease”), as amended by First Amendment to Lease Agreement dated December 10, 2003 (the “First Amendment” and, together with the Original Lease, collectively, the “Lease”), covering premises containing approximately 270,378 rentable square feet at 407 Heron Drive, Bridgeport, New Jersey, as more fully described in the Lease (the “Premises”).

B. Tenant and Landlord desire to extend the term of the Lease and modify the Lease in certain respects pursuant to the provisions of this Second Amendment.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and in the Lease, and intending to be legally bound hereby, agree that the Lease is amended as follows:

1. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. Section 1.6 of the Lease, entitled “Term”, is amended and restated in its entirety as follows:

“For the period expiring on December 31, 2020, with two (2) options to renew for an additional period of five (5) years each.”

3. Effective on January 1, 2010, Section 1.9 of the Lease, entitled “Base Rent”, is deleted and the following schedule of Base Rent is substituted therefor:

Period	Per Square Foot	Annual Base Rent	Monthly Installment
1/1/10-12/31/10	$3.50	$946,323.00	$78,860.25
1/1/11-12/31/11	$3.35	$905,766.30	$75,480.53
1/1/12-12/31/12	$3.45	$932,804.10	$77,733.68
1/1/13-12/31/13	$3.55	$959,841.90	$79,986.83
1/1/14-12/31/14	$3.95	$1,067,993.10	$88,999.43
1/1/15-12/31/15	$4.05	$1,095,030.90	$91,252.58
1/1/16-12/31/16	$4.15	$1,122,068.70	$93,505.73
1/1/17-12/31/17	$4.25	$1,149,106.50	$95,758.88
1/1/18-12/31/18	$4.35	$1,176,144.30	$98,012.03
1/1/19-12/31/19	$4.45	$1,203,182.10	$100,265.18
1/1/20-12/31/20	$4.55	$1,230,219.90	$102,518.33

4. (a) The Premises is currently occupied by Tenant, and, subject to the provisions of the Lease, Tenant has accepted same in its “as is” “where is” condition and Landlord shall have no obligations whatsoever to improve the Premises for Tenant’s use and occupancy, except as set forth in subsection (b) of this Section 4.

(b) Landlord shall install a new HVAC system in the warehouse portion of the Premises (the “HVAC Tenant Improvement”) in accordance with plans or a description of improvements to be mutually agreed upon by Landlord and Tenant in writing. Promptly after Landlord and Tenant have finalized the plans and specifications for the HVAC Tenant Improvement, Landlord shall solicit competitive bids for all labor and materials to complete the HVAC Tenant Improvement and Tenant shall have the right to include one subcontractor per trade on the bidding list and shall have a right to examine all solicited bids. Such bidding process shall not exceed fifteen (15) business days. Landlord shall cooperate with Tenant to develop a schedule of construction for the HVAC Tenant Improvement, which may include times for obtaining materials and times for performance of the work after delivery of such materials. Tenant shall have the right to revise the plans and specifications in order to adjust or accelerate such work schedule, if possible. Landlord shall work with Tenant to hire the contractor with no construction management fee. The HVAC Tenant Improvement shall be performed in a good and workmanlike manner and shall comply at the time of completion with all applicable laws of the governmental authorities having jurisdiction.

(c) Landlord agrees to complete the HVAC Tenant Improvement, at Tenant’s sole cost and expense, equal to the aggregate of all costs, expenses and fees incurred by or on behalf of Landlord in connection therewith (the “Tenant’s Cost”), including, without limitation, (i) architectural, engineering and design costs, (ii) the cost charged to Landlord by Landlord’s general contractor and all subcontractors for performing the HVAC Tenant Improvement, and (iii) the cost to Landlord of performing directly any portion of the HVAC Tenant Improvement; provided, however, that no construction management fee shall be charged by Landlord. Landlord agrees to credit Tenant with an allowance (the “HVAC Tenant Allowance”) equal to the lesser of the Tenant’s Cost or $250,000.00. Payments will be made directly to Landlord’s contractor and all subcontractors performing the HVAC Tenant Improvement only after Tenant has given approval of the work, such approval not to be unreasonably withheld, conditioned or delayed. Tenant agrees to pay to Landlord, within 10 days of being billed therefor, the excess (if any) of the Tenant’s Cost above the HVAC Tenant Allowance. In the event the Tenant’s Cost is less than $250,000.00, and provided Tenant is not then in default under the Lease, within thirty (30) days after Tenant’s written request, Landlord shall reimburse Tenant, to the extent of the unused portion of such $250,000.00, for the bona fide, documented, out of pocket, actual costs incurred by Tenant for alterations made to the Premises by Tenant between the date of this Second Amendment and June 30, 2011 pursuant to the provisions of Section 15 of the Lease for which Landlord shall not charge Tenant a construction management fee.

(d) The provisions of Subsections 14(A)(2)(d), (e) and (g) and 14(A)(3) of the Lease shall apply to the HVAC Tenant Improvement.

5. Section 3 of the Lease, entitled “Term and Commencement of Lease”, is amended as follows:

(a) The introductory paragraph of Section 3.1 of the Lease, entitled “Renewal of Term”, is deleted and restated in its entirety as follows:

“Tenant shall have the option to renew the Term of the Lease for two (2) additional terms of five (5) years each with twelve (12) months prior written notice (each a “Renewal Term,” which if exercised shall be deemed part of the Term), and subject to the following provisions:”.

(b) Subsection 3.1(a) of the Lease is deleted and restated in its entirety as follows:

“In order to exercise either option to renew the Lease, Tenant must give Landlord written notice of its election to renew not later than 365 days before the expiration of the then-current Term. All terms of the Lease shall remain in full force and effect for the Renewal Term, except that the Base Rent applicable during the Renewal Term shall be the greater of (i) the Base Rent payable at the expiration of the immediately preceding Term of the Lease, or (ii) Fair Market Value. Fair Market Value shall mean the then prevailing market rate of rent and all other charges for comparable space for a new tenant not yet in occupancy which receives no allowances for improvements above a base building shell, and reflecting such conditions as Tenant’s use of the Premises, location of the Building, size of rental area, condition of the Premises and the time the particular rate under consideration become effective. However, in no event shall the Fair Market Value be deemed to be less than the Base Rent payable at the expiration of the immediately preceding Term of the Lease. If Tenant exercises either option in accordance with the foregoing, then, unless Landlord accepts as Tenant’s Base Rent obligation for each Lease Year of the Renewal Term an amount equal to the Base Rent payable at the expiration of the immediately preceding Term of the Lease, Landlord shall notify Tenant in writing, within fifteen (15) days after receiving the notice of exercise of the applicable option, of the market rate of rent to apply during the applicable Renewal Term.”

(c) Subsection 3.1(c) of the Lease is deleted in its entirety.

(d) A new Section 3.2, entitled “Early Termination,” is added to the Lease as follows:

“3.2 Early Termination.

Provided that Landlord has not given Tenant notice of default more than two (2)

times, that there then exists no Event of Default by Tenant under the Lease, nor any event that with the giving of notice and/or the passage of time would constitute an Event of Default, and that Tenant is the sole occupant of the Premises, Tenant shall have the right and option, exercisable by giving Landlord prior written notice thereof not later than December 31, 2016, to terminate this Lease on December 31, 2017 (the “Early Termination Date”) and by paying Landlord at the time of giving notice an amount (the “Termination Fee”) equal to the sum of (a) $500,000.00, plus (b) the unamortized portion of “Lease Transaction Costs” (as hereinafter defined). For purposes hereof, “Lease Transaction Costs” shall mean the sum of (i) the Tenant Allowance, (ii) brokers commissions incurred by Landlord in connection with this Second Amendment, and (iii) $162,226.80 (representing the savings in Base Rent for 2010 effectuated by this Second Amendment), amortized over 10 years (commencing January 1, 2011) at an interest rate of 10% per annum. Tenant shall pay all Rent under the Lease and abide by all of the terms and conditions of the Lease through and including the Early Termination Date. Notwithstanding the foregoing, in the event that Tenant exercises this option to terminate because the size of the Premises is not adequate for the conduct of its business and Liberty Venture I, LP enters into a lease with Tenant for more space than the Premises in any building owned by Liberty Venture I, LP, no Termination Fee shall be payable by Tenant in connection with such termination of the Lease. It is expressly agreed and understood that the immediately preceding sentence shall be of no further force or effect if, as and when Liberty Venture I, LP sells the Premises and shall not be binding upon future owners of the Premises.”

Landlord’s approval:

/s/	/s/
Regional Director	City Manager

6. Tenant shall not be required to increase the amount of the Security Deposit held by Landlord pursuant to Section 4.2 of the Lease in connection with the extension of the Term pursuant to this Second Amendment or any Renewal Term exercised by Tenant pursuant to Section 3.1(a) of the Lease, as amended by this Second Amendment.

7. Section 4.3 of the Lease, entitled “Additional Rent”, is amended as follows:

(a) Subsection (a) is amended by adding at the end thereof:

“Tenant shall have the right, at its own cost and expense, to initiate and prosecute any proceeding permitted by law for the purpose of obtaining abatement or reduction of any real estate taxes assessed against the Lot and the Premises. Landlord, at no cost to Landlord, shall cooperate with Tenant as Tenant may reasonably require in connection with such proceedings, including, without limitation, providing Tenant with any relevant information pertaining to the cost of any work performed by Landlord at the Lot or the Premises. In the event that Landlord receives any written notice from the tax assessor of Logan Township with respect to the Lot or the Premises, Landlord agrees to promptly forward a copy thereof to Tenant. To the extent that

Tenant is successful in obtaining any abatement or reduction through such proceedings, and Landlord receives a refund of taxes previously paid by Tenant, Landlord shall credit to Tenant the Proportionate Share of such refund as part of the reconciliation of Operating Costs for the year in which such refund is received. Unless otherwise provided for above, Tenant shall pursue all real property tax refund claims directly.”

(b) Subsection (b)(6) is deleted in its entirety and the following is substituted therefor:

“(6) all property management fees (Tenant’s Proportionate Share of which shall not exceed four percent (4%) of Base Rent) and expenses”.

8. Section 31 of the Lease, entitled “Holding Over”, is amended by deleting the first (1st) sentence and substituting the following therefor:

“In the event of holding over by Tenant after the expiration or termination of this Lease, the holdover shall be as a tenant at will and all of the terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord as rent for each of the first twelve (12) months of such holdover an amount equal to 150% of the rent payable by Tenant in the month immediately preceding the holdover and thereafter during such holdover Tenant shall pay Landlord as rent for each month of such holdover an amount equal to 200% of the rent payable by Tenant in the month immediately preceding the holdover.”

9. Section 32 of the Lease, entitled “Rights of First Mortgagee”, is amended by adding at the end thereof:

“Upon Tenant’s request, Landlord shall request and use commercially reasonable efforts to obtain a commercially reasonable non-disturbance agreement from all current and future mortgagees and ground lessees having superior rights with respect to the Lot and the Premises.”

10. Section 38 of the Lease, entitled “Notice”, as restated in Section 36 of the First Amendment, is amended to provide for notices to Landlord to be sent to:

Liberty Venture I, LP

c/o Liberty Property Trust

901 Lincoln Drive West, Suite 100

Marlton, NJ 08053

Attn: Vice President, City Manager

Fax No.: (856) 797-7130

With a copy to:

Liberty Venture I, LP

c/o Liberty Property Trust

500 Chesterfield Parkway

Malvern, PA 19355

Attn: Real Estate Counsel

Fax No.: (610) 644-2175

11. Section 45 of the Lease, entitled “Right of First Offer”, is deleted in its entirety.

12. Section 16 of the First Amendment is deleted in its entirety.

13. Upon Tenant’s request, Landlord agrees to certify to any New Jersey state or local governmental authority providing or being requested to provide tax incentives to Tenant that Tenant has the right, pursuant to Section 3.2 of the Lease, to terminate the Lease and, at its option, to relocate its operation to, or consolidate its operation with another operation in, a facility outside of the State of New Jersey.

14. Upon Landlord’s receipt of written notice from Tenant that Tenant requires more space for the operation of its business than the Premises provides, Landlord shall cooperate with Tenant to seek to identify an existing facility and/or land site within the portfolio of properties owned by Landlord in the Southern New Jersey market area that could accommodate Tenant’s increased space needs and, if the parties agree on a facility or site, to cooperate with Tenant in pursuing a lease with respect thereto on mutually acceptable terms.

15. The parties agree that they have dealt with no brokers in connection with this Section Amendment, except for Studley, Inc. (Broker”), whose commission shall be paid by Landlord pursuant to the terms and conditions contained in a separate agreement to be executed by Landlord and Broker. Each party agrees to indemnify and hold the other harmless from any and all claims for commissions or fees in connection with the Premises and this Second Amendment from any other real estate brokers or agents with whom they may have dealt.

16. Tenant acknowledges and agrees that the Lease is in full force and effect and, to Tenant’s knowledge, Tenant has no claims or offsets against Base Rent and Additional Rent due or to become due hereunder.

17. Except as expressly modified herein, the terms and conditions of the Lease shall remain unchanged and in full force and effect.

18. This Second Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and year first above written.

LANDLORD:
LIBERTY VENTURE I, LP
By:	Liberty Venture I, LLC, Sole General Partner
	By:	Liberty Property Limited Partnership, Sole Member
		By:	Liberty Property Trust, Sole General Partner

			By:	/s/ James J. Mazzarelli, Jr.
Name: James J. Mazzarelli, Jr.
Title: Senior Vice President,
Regional Director

TENANT:
DS DISTRIBUTION, INC.

By:	/s/ Dawn Lepore
Name: Dawn Lepore
Title: President, CEO and Chairman

JOINDER OF GUARANTOR

The undersigned, Drugstore.Com, Inc., guarantor of Tenant’s obligations under the Lease pursuant to Guaranty of Lease dated as of August 30, 1999 (the “Guaranty”), hereby (a) joins in and consents to the foregoing Second Amendment, (b) ratifies and confirms the Guaranty and agrees that the Guaranty remains in full force and effect with respect to the Lease, as amended by the Second Amendment, and (c) agrees that it has no claim or offset against any sums due or to become due under the Guaranty.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this Joinder of Guarantor this         day of                             , 2009.

DRUGSTORE.COM, INC.

By:

Name:
Title: